Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL 2009 AND DECLARES REDUCED QUARTERLY DIVIDEND

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

MILWAUKEE, WI April 16, 2009/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced third quarter fiscal 2009 consolidated net sales of $673.8 million and consolidated net income of $25.4 million or $0.51 per diluted share. The third quarter of fiscal 2008 had consolidated net sales of $725.7 million and consolidated net income of $38.9 million or $0.78 per diluted share. Consolidated net sales decreased $51.9 million or 7%. The entire decrease was due to lower sales volumes in the Engines Segment. Third quarter consolidated net income decreased $13.5 million between years. Engines Segment operating results and a higher effective tax rate between years were the primary cause of the lower net income.

For the first nine months of fiscal 2009, consolidated net sales were $1.609 billion and consolidated net income was $26.6 million or $0.54 per diluted share. For the same period a year ago, consolidated net sales were $1.570 billion, and consolidated net income was $22.1 million or $0.45 per diluted share. The $39.0 million or 2% increase in consolidated net sales was primarily the result of improved sales volume in the Power Products Segment. The nine-month consolidated net income increased by $4.5 million between years. Net income for the first nine months of fiscal 2008 included a $29.0 million after tax gain resulting from the redemption of an investment in preferred stock and the impact of a $19.8 million ($12.7 million after tax) warranty expense for a snow engine recall. Excluding the aforementioned items consolidated net income in fiscal 2009 improved by $20.8 million over the prior year. The improvement is primarily the result of the improved sales and production volumes experienced in the Power Products Segment.

Engines:

Third quarter net sales for fiscal 2009 were $480.2 million versus $546.4 million for the same period a year ago, a decrease of $66.2 million or 12%. The decrease in net sales was primarily the result of an engine unit shipment decrease of 13% from the same period a year ago. Shipments of engines decreased in the third quarter for lawn and garden applications due to an uncertainty as to the amount of retail demand that will occur this season and the desire by the channel participants to control their working capital commitments.

Net sales for the first nine months of fiscal 2009 were $1.078 billion versus $1.070 billion in the prior year, an increase of $8.0 million or 1%. Unit volume increases of 16% through the first six months, the result of market share gains and higher engine demand for portable generators, were negated by the soft engine demand discussed for the third quarter.

Income from operations for the third quarter of fiscal 2009 was $46.6 million, down $21.1 million from $67.7 million during the same period in the prior year. The lower income from operations was the result of the negative impact of currency exchange rates, primarily on sales denominated in Euros, lower sales volume and lower utilization of the production facilities.

Income from operations for the first nine months of fiscal 2009 was $63.1 million, up $12.5 million from $50.6 million during the same period a year ago. Income from operations in fiscal 2008 was impacted by the $19.8 million warranty expense associated with the snow engine recall. After giving consideration to the warranty expense, income from operations was lower by $7.3 million between years. The decrease was the result of higher commodity costs, the negative impact of currency exchange rates experienced in the third quarter and lower production volumes. Partially offsetting these decreases were the increased sales volume, the benefit from a plant closure in fiscal 2008, lower expenditures for several operating costs and certain price increases between years.

Power Products:

Fiscal 2009 third quarter net sales were $250.2 million versus $241.7 million for the same period a year ago, an increase of $8.5 million. The net sales increase was primarily the result of $8.4 million of sales related to our June 30, 2008 acquisition of Victa Lawncare Pty. Ltd. (“Victa”). Lower shipment volumes in almost every product category in the Segment, except portable generators, offset pricing enhancements implemented to offset commodity cost increases. Similar to the Engines Segment, the lower shipments reflect uncertainty as to the amount of retail demand that will occur this spring and the desire by the channel participants to control their working capital commitments.

Net sales for the first nine months of fiscal 2009 were $697.7 million versus $624.8 million in the prior year, a $72.9 million increase. Victa sales in this period accounted for $33.6 million of the sales increase. The remaining sales improvement was the result of pricing enhancements implemented to counter commodity cost increases and a net unit volume increase driven by stronger portable generator shipments.

There was a loss from operations of $2.9 million in the third quarter of fiscal 2009, an improvement of $6.0 million between years. The improvement resulted primarily from better plant utilization. Pricing enhancements experienced in the third quarter were effectively offset by higher costs to manufacture, primarily the cost of commodities.

The loss from operations for the first nine months of fiscal 2009 was $8.9 million, an improvement of $27.1 million from the operating loss generated for the same period a year ago. The improvement resulted partially from better plant utilization because of higher production volumes, primarily for portable generator product. Pricing enhancements in several product categories was the other primary contributor to the improvement.

General:

Other income for the first nine months of fiscal 2009 is lower than last year by $37.1 million because last year had a gain from the redemption of preferred stock and their associated dividends. Interest expense was less in the third quarter and nine months of fiscal 2009 due to lower borrowings for working capital and lower average interest rates.

The effective tax rate was 31.4% for the third quarter and 23.4% for the first nine months of fiscal 2009 versus 18.3% and 2.2% for the same periods last year, respectively. The variation reflected between years was due to the required recognition of the tax effects of certain events as discrete items in the quarter that they occur rather than in the overall expected annual tax rate. In addition, the impact of expected tax credits and exclusions as a percentage of annual earnings for fiscal 2008 resulted in a lower effective tax rate for the first nine months of fiscal 2008. We expect the effective rate for the full fiscal 2009 to be in the 24.0% to 26.0% range.

Outlook:

The Engines Segment unit volume is projected to soften globally in the fourth quarter, with units potentially being down 5% compared to the previous year. Our annual shipment volume, rather than being greater than last year, is now projected to be similar to slightly down from last year. In addition, the mix of the engine shipments will shift to smaller displacement engines as the forecast for consumer and commercial riding equipment, which use larger displacement engines, has been revised downward. Besides reducing our revenues and gross margins, this sales volume and mix challenge will cause us to contract our production schedules to manage our working capital commitment for inventory at fiscal year end.

The lawn and garden equipment component of the Power Products Segment is also significantly affected by the revised projections, especially those for consumer and commercial riding equipment. We sell the majority of our lawn and garden equipment through dealers that carry premium consumer and commercial riding equipment. In addition to projected lower consumer demand, we can see that dealers and retailers are controlling their working capital levels due to the uncertainty in the U.S. economy. As in the Engines Segment, we are reducing our outlook for operating profit on lower sales and production volumes.

Finally, our forecast now reflects an estimate of a stronger dollar by fiscal year end that will cause a greater loss, especially as it relates to our European sales and operations. All of the aforementioned considerations result in a net income forecast for the year in the range of $23 to $32 million or $0.46 to $0.65 per diluted share for the full year. The range reflects that various industry forecasts now call for the lawn and garden market to be down anywhere from high single to low double digits. Consolidated net sales are projected to be similar to last year, with improved gross margins, lower operating expenses and interest expense of approximately $32 million.

Dividend Declaration:

At its regular quarterly meeting held yesterday, the Board of Directors of Briggs & Stratton Corporation declared a quarterly dividend of eleven cents ($0.11) per share on the common stock of the Corporation. The dividend is payable June 26, 2009 to shareholders of record at the close of business June 1, 2009. The quarterly dividend has been reduced 50% from the prior quarter’s level. This reduced dividend is more comparable with our historical payout ratio of 50% of net income and dividend yield of 3.5%. In addition, a reduced dividend preserves cash in light of the continuing uncertainty in the credit markets. This action, along with other cash preserving initiatives, should reduce our need for additional borrowings for working capital in the near to medium term future.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 882-0694. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1346763.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, ”could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2009	2008	2009	2008
NET SALES	$673,794	$725,686	$1,609,426	$1,570,292
COST OF GOODS SOLD	561,724	601,234	1,356,740	1,358,679

Gross Profit on Sales	112,070	124,452	252,686	211,613

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	68,118	68,533	196,271	199,103

Income from Operations	43,952	55,919	56,415	12,510

INTEREST EXPENSE	(7,709)	(10,127)	(24,320)	(29,710)
OTHER INCOME, Net	806	1,805	2,692	39,822

Income before Provision for Income Taxes	37,049	47,597	34,787	22,622

PROVISION FOR INCOME TAXES	11,638	8,727	8,140	501

Net Income	$25,411	$38,870	$26,647	$22,121

Average Shares Outstanding	49,571	49,541	49,568	49,547

BASIC EARNINGS PER SHARE	$0.51	$0.78	$0.54	$0.45

Diluted Average Shares Outstanding	49,728	49,631	49,699	49,651

DILUTED EARNINGS PER SHARE	$0.51	$0.78	$0.54	$0.45

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
	2009	2008	2009	2008
NET SALES:
Engines	$480,216	$546,358	$1,078,124	$1,070,311
Power Products	250,176	241,737	697,719	624,823
Inter-Segment Eliminations	(56,598)	(62,409)	(166,417)	(124,842)

Total *	$673,794	$725,686	$1,609,426	$1,570,292

* International sales based on product shipment destination included in net sales	$144,639	$186,992	$417,137	$442,428

GROSS PROFIT ON SALES:
Engines	$94,556	$115,865	$200,680	$192,540
Power Products	17,294	11,537	49,778	21,198
Inter-Segment Eliminations	220	(2,950)	2,228	(2,125)

Total	$112,070	$124,452	$252,686	$211,613

INCOME (LOSS) FROM OPERATIONS:
Engines	$46,600	$67,701	$63,059	$50,616
Power Products	(2,868)	(8,832)	(8,872)	(35,981)
Inter-Segment Eliminations	220	(2,950)	2,228	(2,125)

Total	$43,952	$55,919	$56,415	$12,510

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2009	2008
CURRENT ASSETS:
Cash and Cash Equivalents	$16,473	$43,404
Accounts Receivable, Net	484,294	512,105
Inventories	511,533	558,823
Deferred Income Tax Asset	56,559	51,936
Other	34,614	40,337

Total Current Assets	1,103,473	1,206,605

OTHER ASSETS:
Goodwill	248,663	250,107
Investments	19,427	19,267
Prepaid Pension	100,668	105,925
Deferred Loan Costs, Net	2,052	3,427
Other Intangible Assets, Net	98,124	91,155
Other Long-Term Assets, Net	8,776	7,149

Total Other Assets	477,710	477,030

PLANT AND EQUIPMENT:
At Cost	991,894	998,828
Less - Accumulated Depreciation	620,568	608,415

Plant and Equipment, Net	371,326	390,413

	$1,952,509	$2,074,048
CURRENT LIABILITIES:
Accounts Payable	$179,253	$200,155
Short-Term Borrowings	242,906	272,100
Accrued Liabilities	170,587	164,515

Total Current Liabilities	592,746	636,770

OTHER LIABILITIES:
Deferred Income Tax Liability	56,259	42,350
Accrued Pension Cost	37,266	40,638
Accrued Employee Benefits	18,752	20,492
Accrued Postretirement Health Care Obligation	152,990	182,453
Other Long-Term Liabilities	34,853	39,487
Long-Term Debt	246,976	266,340

Total Other Liabilities	547,096	591,760

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	77,302	76,728
Retained Earnings	1,076,483	1,093,930
Accumulated Other Comprehensive Loss	(132,064)	(113,228)
Treasury Stock, at Cost	(209,054)	(211,912)

Total Shareholders’ Investment	812,667	845,518

	$1,952,509	$2,074,048

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$26,647	$22,121
Depreciation and Amortization	51,417	51,337
Stock Compensation Expense	3,136	3,899
Loss on Disposition of Plant and Equipment	2,807	1,308
Gain on Sale of Investment	—	(36,960)
Credit for Deferred Income Taxes	2,051	4,633
Increase in Accounts Receivable	(166,324)	(184,632)
(Increase) Decrease in Inventories	27,257	(8,739)
Decrease in Other Current Assets	360	7,831
Increase in Accounts Payable and Accrued Liabilities	4,664	11,685
Other, Net	(9,587)	(10,260)

Net Cash Used by Operating Activities	(57,572)	(137,777)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(30,963)	(46,584)
Cash Paid for Acquisition, Net of Cash Acquired	(24,757)	—
Proceeds Received on Disposition of Plant and Equipment	2,538	596
Proceeds Received on Sale of Investment	—	66,011
Other, Net	—	(503)

Net Cash Provided (Used) by Investing Activities	(53,182)	19,520

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable, and Long-Term Debt	119,661	150,961
Issuance Cost of Amended Revolver	—	(1,286)
Dividends	(21,811)	(21,871)
Stock Option Exercise Proceeds and Tax Benefits	—	991

Net Cash Provided by Financing Activities	97,850	128,795

EFFECT OF EXCHANGE RATE CHANGES	(3,091)	3,397

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,995)	13,935
CASH AND CASH EQUIVALENTS, Beginning	32,468	29,469

CASH AND CASH EQUIVALENTS, Ending	$16,473	$43,404